                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No._________)


                                LADISH CO., INC.
                          ---------------------------
                                (Name of Issuer)

                                  COMMON STOCK
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    505754200
                           -------------------------
                                 (CUSIP Number)

                                September 4, 2008
    -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   |_| Rule 13d-1(b)
   |X| Rule 13d-1(c)
   |_| Rule 13d-1(v)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 505754200


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Shannon J.S. Ko and Amy F.M. Ko, as Trustees of the Ko Family Trust dated August 7, 1998, as amended
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         841,661
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          Not applicable
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           841,661
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     841,661
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     5.78%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO
--------------------------------------------------------------------------------

CUSIP No. 505754200


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Gregory T. Ko as Trustees of the Amy F.M. Ko Irrevocable Trust dated
     June 25, 2008
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         200,994
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          Not applicable
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           200,994
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     200,994
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     1.38%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO
--------------------------------------------------------------------------------

CUSIP No. 505754200


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Gregory T. Ko as Trustees of the Shannon J.S. Ko Irrevocable Trust dated June 25, 2008
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         200,994
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          Not applicable
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           200,994
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     200,994
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     1.38%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO
--------------------------------------------------------------------------------

CUSIP No. 505754200


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Tom T. Ko and Gregory T. Ko as Trustees of the Ko Family Irrevocable Trust dated June 25, 2008
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     United States of America
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         12,562
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          Not applicable
    EACH       -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power
   PERSON           12,562
    WITH:      -----------------------------------------------------------------
               8.   Shared Dispositive Power
                    Not applicable
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     12,562
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     0.086%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO
--------------------------------------------------------------------------------

ITEM 1.

(a) Name of Issuer

Ladish Co, Inc.

 (b) Address of Issuer's Principal Executive Offices

5481 South Packard Ave.
Cudahy, WI 53110

ITEM 2.
(a) Name of Person Filing

Shannon J.S. Ko and Amy F.M. Ko, as Trustees of the Ko Family Trust dated August 7, 1998, as amended

(b) Address of Principal Business Office or, if none, Residence

9 Wrigley
Irvine, CA 92618

(c) Citizenship

United States of America

(d) Title of Class of Securities

Common Stock

(e) CUSIP Number

505754200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

ITEM 1.

(a) Name of Issuer

Ladish Co, Inc.

(b) Address of Issuer's Principal Executive Offices

5481 South Packard Ave.
Cudahy, WI 53110

ITEM 2.
(a) Name of Person Filing

Gregory T. Ko as Trustees of the Amy F.M. Ko Irrevocable Trust dated June 25,
2008

(b) Address of Principal Business Office or, if none, Residence

9 Wrigley
Irvine, CA 92618

(c) Citizenship

United States of America

(d) Title of Class of Securities

Common Stock

(e) CUSIP Number

505754200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

ITEM 1.

(a) Name of Issuer

Ladish Co, Inc.

(b) Address of Issuer's Principal Executive Offices

5481 South Packard Ave.
Cudahy, WI 53110

ITEM 2.

(a) Name of Person Filing

Gregory T. Ko as Trustees of the Shannon J.S. Ko Irrevocable Trust dated June 25, 2008

(b) Address of Principal Business Office or, if none, Residence

9 Wrigley
Irvine, CA 92618

(c) Citizenship

United States of America

(d) Title of Class of Securities

Common Stock

(e) CUSIP Number

505754200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

ITEM 1.

(a) Name of Issuer

Ladish Co, Inc.

(b) Address of Issuer's Principal Executive Offices

5481 South Packard Ave.
Cudahy, WI 53110

ITEM 2.

(a) Name of Person Filing

Tom T. Ko and Gregory T. Ko as Trustees of the Ko Family Irrevocable Trust dated June 25, 2008

(b) Address of Principal Business Office or, if none, Residence

9 Wrigley
Irvine, CA 92618

(c) Citizenship

United States of America

(d) Title of Class of Securities

Common Stock

(e) CUSIP Number

505754200

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).
(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
(f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
(g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
(h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3);
(j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Not applicable.

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: .

1,256,211 shares

(b) Percent of class:

8.6 %

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

1,256,211 shares.

(ii) Shared power to vote or to direct the vote

Not applicable

(iii) Sole power to dispose or to direct the disposition of

1,256,211 shares.

(iv) Shared power to dispose or to direct the disposition of

Not applicable

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See attached exhibit

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2009
                                              Ko Family Trust

/s/ Shannon J.S. Ko                           /s/ Amy F.M. Ko
--------------------------------              ----------------------------------
Signature                                     Signature
Shannon J.S. Ko, trustee                      Amy F.M. Ko, trustee


Date: February 9, 2009
                                              Amy F. M. Ko Irrevocable Trust

                                              /s/ Gregory T. Ko
                                              ----------------------------------
                                              Signature
                                              Gregory T. Ko, trustee


Date: February 9, 2009
                                              Shannon J,.S. Ko Irrevocable Trust

                                              /s/ Gregory T. Ko
                                              ----------------------------------
                                              Signature
                                              Gregory T. Ko, trustee


Date: February 9, 2009
                                              Ko Family Trust

/s/ Tom T. Ko                                 /s/ Gregory T. Ko
--------------------------------              ----------------------------------
Signature                                     Signature
Tom T. Ko, trustee                            Gregory T. Ko, trustee

                                    Exhibit
                                    -------

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


a) Shannon J.S. Ko and Amy F.M. Ko, as Trustees of the Ko Family Trust dated August 7, 1998, as amended;

b) Gregory T. Ko as Trustee of the Amy F.M. Ko Irrevocable Trust dated June 25, 2008;

c) Gregory T. Ko as Trustee of the Shannon J.S. Ko Irrevocable Trust dated June 25, 2008; and

d) Tom T. Ko and Gregory T. Ko as Trustees of the Ko Family Irrevocable Trust dated June 25, 2008.


The reporting persons are trustees of trusts for the benefit of others. The shares held by each reporting person were acquired from the Issuer in a transaction for the purchase and sale of a business owned by the reporting persons. The reporting persons have agreed that the statement filed herein on
Schedule 13G is being filed on behalf of each of them in accordance with Rule 13d-1(k)(1).